Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Preferred Securities and Income Fund f/k/a
Nuveen Preferred Securities Fund and
Nuveen Gresham Long/Short Commodity Strategy
Fund, each a series of

Nuveen Investment Trust V (the  Trust )
       811-21979

The Trustees of the Trust at meetings held February
21-23, 2017, approved the liquidation of Nuveen
Gresham Long/Short Commodity Strategy Fund, a series of the Trust, and the liquidation was effected on April 24, 2017.

The Trustees of the Trust at a meeting held July 12, 2017, approved a name change to the series designated Nuveen Preferred Securities Fund to
Nuveen Preferred Securities and Income Fund effective September 29, 2017.

These changes were reflected in an Amended
Designation of Series of Shares, considered to be an amendment to the Declaration of Trust, filed with the Secretary of the Commonwealth of Massachusetts on September 28, 2017. This document was filed with the SEC on September 29, 2017, accession number
0001193125-17-298478  as exhibit 99.A.3 to the
Registration Statement and is herein incorporated by reference as an exhibit to this Sub-Item 77Q1(a).